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Exhibit 8.2

[LETTERHEAD OF WEBBER WENTZEL BOWENS]

1 November, 2002

NASPERS LIMITED
40 Heerengracht
Cape Town, 80014
South Africa

Our reference
Mr B Cleaver/C Els
1219061

Dear Sirs

        Reference is made to the registration statement on Form F-4 ("the Registration Statement") of Naspers Limited, a South African public limited liability company, relating to the proposed merger of MIH Limited with MIH (BVI) Limited ("the Merger").

        The matters discussed under the caption "Taxation—South African Tax Considerations" in the Registration Statement, to the extent they purport to relate to matters of South African income tax law, and subject to the limitations and conditions set forth therein, represent our opinion.

        The matters discussed under the captions "Enforcement of Judgements", and "Risk Factors" in the Registration Statement, to the extent they purport to relate to matters of South African law, represent our opinion.

        We hereby consent to the filing of this opinion with the U.S. Securities and Exchange Commission as an exhibit to the Registration Statement and to the reference to our firm name therein. In giving such consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the U.S. Securities and Exchange Commission promulgated thereunder.

Yours faithfully

/s/ Webber Wentzel Bowens
WEBBER WENTZEL BOWENS

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  Exhibit 8.2
Opinion of Webber Wentzel Bowens regarding the South African tax consequences of the merger and enforceability of judgments.